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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the registrant  [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ] Preliminary proxy statement.            [ ]  Confidential, for use of
                                                 the Commission Only
                                                (as permitted by Rule
                                                 14a-6(e)(2).)
[ ] Definitive proxy statement.
[ ] Definitive additional materials.
[X] Soliciting material under Rule 14a-12.

                                  ZONAGEN, INC.
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                (Name of Registrant as Specified in its Charter)


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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules
                  14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4)      Proposed maximum aggregate value of transaction:

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         (5)      Total fee paid:

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         [ ]      Fee paid previously with preliminary materials.

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:

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         (2)      Form, Schedule or Registration Statement No.:

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         (3)      Filing Party:

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         (4)      Date Filed:

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         Zonagen, Inc. ("Zonagen") and certain other persons named below may be deemed participants in the solicitation of proxies of Zonagen's shareholders to approve the proposed merger (the "Merger") of Lavipharm Corp. ("Lavipharm") with and into Zonagen, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2002, between Zonagen and Lavipharm.

         The participants in this solicitation may include the directors of
Zonagen: Martin P. Sutter, Chairman of the Board, Joseph Podolski, Chief Executive Officer, Steven Blasnik, Timothy McInerney, and Lloyd M. Bentsen III; and the following officer of Zonagen: Louis Ploth, Jr., Vice President, Business Development and Chief Financial Officer.

         As of the date of this communication, Steven Blasnik owns approximately 7.2% of Zonagen's outstanding common stock, and includes, by virtue of his affiliation with Petrus Fund, L.P., 6.6% of Zonagen's outstanding common stock which is owned by Petrus Fund, L.P. and of which Mr. Blasnik disclaims beneficial ownership; Joseph Podolski beneficially owns approximately 2.6% of Zonagen's outstanding common stock; Martin P. Sutter beneficially owns 2.2% of Zonagen's outstanding common stock, and includes, by virtue of his affiliation with Essex/Woodlands Health Ventures, L.P., 1.0% of Zonagen's outstanding common stock which is owned by Essex Woodlands Health Ventures, L.P. and of which Mr. Sutter disclaims beneficial ownership; Timothy McInerney beneficially owns 1.9% of Zonagen's outstanding common stock; Louis Ploth, Jr. beneficially owns 1.0% of Zonagen's outstanding common stock; and none of the other foregoing participants beneficially own individually in excess of 1% of Zonagen's outstanding common stock. The directors and officers of Zonagen beneficially own in the aggregate approximately 14.72% of Zonagen's outstanding common stock. In addition, the officers and directors, except for Timothy McInerney, of Zonagen entered into a Voting Agreement with Zonagen and Lavipharm whereby they agreed to vote their shares in favor of the proposed merger and against any other proposed transactions.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION.

Investors will be able to obtain the documents free of charge at the SEC's website (http://www.sec.gov). In addition, documents filed with the SEC by Zonagen, Inc. will be available free of charge by contacting Zonagen, Inc., 2408 Timberloch Place, Suite B-4, The Woodlands, Texas 77380, (281) 719-3400.

The following is a press release issued by Zonagen, Inc. on October 30, 2002:

FOR IMMEDIATE RELEASE

ZONAGEN, INC. AND LAVIPHARM CORP. SIGN DEFINITIVE MERGER AGREEMENT

THE WOODLANDS, TEXAS AND EAST WINDSOR, NEW JERSEY - OCTOBER 30, 2002 - Zonagen, Inc. (Nasdaq: ZONA and PCX: ZNG) and Lavipharm Corp. announced today that they have entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction. Upon completion of the merger, Dr. Athanase Lavidas, Chairman of Lavipharm Corp., will become the Chairman of the Board of Directors of this merged entity. Lavipharm's executive management team will become the executive management team of the merged company, which will be renamed, "Lavipharm Corporation." Lavipharm Corp.'s major shareholder is Lavipharm S.A., a Greek corporation with shares traded on the Athens Stock Exchange.

Under the terms of the merger agreement, which has been approved by the boards of directors of Zonagen and Lavipharm, the holders of Lavipharm common stock and Series A preferred stock together will receive an amount of shares of Zonagen common stock that would provide them with 40% of the total shares of Zonagen common stock outstanding following the merger. In addition, Lavipharm S.A., the holder of Lavipharm Corp.'s Series B preferred stock, will receive 2,000,000 shares of Zonagen common stock in connection with the repayment of $10,000,000 of Lavipharm indebtedness.

Certain holders of Lavipharm common stock and Series A preferred stock will be entitled to receive additional shares of Zonagen common stock upon the achievement of certain earn-out milestones. Based upon the number of shares of Zonagen common stock outstanding as of yesterday, Zonagen would issue approximately 7.7 million shares at the closing of the merger and up to approximately 9.6 million additional shares if all of the earn-out milestones are achieved, which amount would result in existing Lavipharm stockholders owning 60% of the total shares of Zonagen common stock outstanding, excluding the 2,000,000 shares described above. Zonagen's obligation to issue earn-out shares expires on December 31, 2003.

Zonagen's board of directors has received a fairness opinion from CIBC World Markets Corp. in connection with the merger.

The consummation of the merger is conditioned upon customary closing conditions, including the approval of Zonagen's stockholders.

It is anticipated that after the merger Lavipharm will focus on development of its drug formulation and drug delivery technologies.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products for the reproductive system, including sexual dysfunction, vaccine adjuvants, products for fertility and female health as well as urological applications, specifically prostate cancer. For more information, visit Zonagen's web site at http://www.zonagen.com.

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About Lavipharm

Lavipharm is an innovative drug formulation and drug delivery company. Lavipharm combines proprietary particle engineering, solubilization and formulation technologies with its expertise in drug delivery to improve pharmaceutical and OTC products and drug candidates developed by other companies. Lavipharm applies its technologies to drugs in the early stage of development including small molecules, peptides and proteins, and to drugs that are currently marketed but have not performed to their full market potential. Lavipharm's technologies can further enhance the value of currently marketed drugs by attempting to improve their pharmaco-kinetic profile, and thereby potentially improving patient compliance and/or extending patent protection. By developing creative solutions to enhance delivery of drug molecules, Lavipharm also assists its customer base in differentiating their products from those of the competition. By improving existing products in less time, at a potentially lower risk of failure, and at potentially lower costs than required to develop new chemical entities, Lavipharm believes it can add scientific and commercial value to pharmaceutical company products, both in the short and longer term. For more information, visit Lavipharm's website at http://www.lavipharm.com.

Any statements that are not historical facts contained in this release, such as approval of the transaction with Lavipharm, are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to approval of the merger and related transactions with Lavipharm by Zonagen's stockholders and other risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Zonagen intends to file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. This press release is not a substitute for such proxy statement. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about both companies and the proposed transaction. A definitive proxy statement will be sent to security holders of Zonagen seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Zonagen with the SEC at the SEC's web site at www.sec.gov and from Zonagen.

Zonagen and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the merger. Information concerning Zonagen's directors and executive officers can be found in the documents filed with the SEC by Zonagen. Certain of Zonagen's directors and executive officers may have direct or indirect interests in the merger due to securities holdings, vesting of options, and rights to change of control payments or severance payments if their employment is terminated following the merger. In addition, directors and officers, after the merger, will be indemnified by Zonagen, and benefit from insurance coverage, for liabilities that may arise from their service as directors and officers of Zonagen prior to the merger. Additional information regarding the participants in the solicitation will be contained in the proxy statement.


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Contact:

Joe Podolski, President and CEO                Zsolt Lavotha, President and CEO
podolski@zonagen.com                           zlavotha@lavipharm.com
281-719-3447                                   609-448-3001